Exhibit 99.1

Scripps reports fourth-quarter 2018 results

Mar 1, 2019

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the fourth quarter of 2018.

Total revenue was $368 million compared to $262 million in fourth-quarter 2017.

Income from continuing operations was $36 million or 44 cents per share. Pre-tax costs for the current quarter included an $8.9 million non-cash write-off of our original program “Pickler & Ben” and $3.8 million of costs attributed to the Triton and Raycom acquisitions and the pending Cordillera TV station acquisition. In the prior-year quarter, income from continuing operations was $11.5 million or 16 cents per share. The 2017 quarter included a pre-tax gain on the investment in Katz of $5.4 million.

Business highlights

•	In the fourth quarter:

•	Scripps outperformed revenue guidance in both the Local and National Media divisions.

•	The National Media segment more than doubled its segment profit sequentially, to $7 million.

•	Scripps completed the sales of its radio stations. Total proceeds from the divestitures of its 34 radio stations were $83.5 million.

•	Scripps closed on the acquisition of Triton, the leader in digital audio infrastructure and audience measurement, on Nov. 30.

•	On Jan. 1, Scripps completed the acquisition of three television stations in Tallahassee, Florida, and Waco/Temple/Bryan, Texas, from Raycom Media.

•
Scripps’ acquisition of 15 television stations in 10 local media markets from Cordillera Communications has been cleared by the U.S. Department of Justice and is expected to close early in the second quarter, pending Federal Communications Commission consent.

•	In January, Scripps completed a new multi-year affiliation agreement with NBC.

•	The company announced the Katz networks will relaunch the iconic trial coverage network Court TV in May.

•
The next-generation national news network Newsy garnered a 196 percent increase in revenue in the fourth quarter and 144 percent for the year, driven mostly by higher revenue on its over-the-top distribution platforms.

•	Looking ahead to 2019, Scripps expects about a 15 percent increase in the retransmission revenue we receive from cable, satellite and over-the-top television providers for the full year on an as-

reported basis, excluding Cordillera. In addition, the number of total paid subscriber households remained flat in the most recent period for which there is full data.

Commenting on the business highlights, Scripps President and CEO Adam Symson said:

“Last year, the company made tremendous strides in its plan to improve short-term operating performance while positioning itself strategically for long-term growth. In terms of our five-point growth plan, we completed the reorganization of our company into consumer-focused Local and National Media divisions, reduced our corporate and division costs by more than $30 million, sold our 34 radio stations, and beat our financial results guidance across the board each quarter.

“We announced plans to acquire 18 television stations from Cordillera and Raycom, enhancing our durability and depth in key states and growing our reach to 21 percent of the United States. Upon the closing of the Cordillera transaction, we will own No.1 stations in a third of our local media markets.

“We maintained a balanced approach to allocating capital through the television station acquisitions and the addition of digital audio leader Triton to our portfolio of fast-growing National Media businesses combined with the initiation of a dividend and our accelerated share repurchase program.

“Looking ahead, we are focused on continuing to seek opportunities to bolster the durability and reach of our portfolio. Scripps also continues to grow its retransmission revenue and will benefit in less than a year from the reset of its Comcast contract on Dec. 31, 2019.

“We will continue to scale our national businesses by focusing on audience and revenue growth to drive greater future cash-flow contributions.

“Our management prioritizes near-term operating performance while maintaining our approach to long-term value creation. These were the goals of our plan, and we are pleased with our progress in executing it.”

Fourth-quarter operating results
Revenue was $368 million, an increase of 41 percent from the fourth quarter of 2017. Revenue from Triton, which was acquired on Nov. 30, 2018, was $3.3 million.

Costs and expenses for segments, shared services and corporate were $276 million, up from $227 million in the year-ago period, primarily driven by higher network programming fees.

Fourth-quarter 2018 results by segment compared to prior-period amounts were:

Local Media
Revenue from Local Media was $281 million, up 39 percent from the prior-year quarter.

Local Media broadcast time sales were up 51 percent, driven by political advertising revenue of $82 million. The political ad revenue caused some displacement of core advertising, contributing to its decline of 8.4 percent.

Retransmission revenue increased 23 percent to $77.9 million. The increase in retransmission revenues was due to contract renewals covering approximately 5 million subscribers as well as regular annual contractual rate increases.

Total segment expenses increased 16.4 percent to $183 million, primarily driven by increases in programming fees tied to network affiliation agreements and an $8.9 million non-cash write-off of our “Pickler & Ben” programming asset.

Segment profit was $98.7 million, compared to $45.4 million in the year-ago quarter.

National Media
Revenue from National Media was $85.5 million, up from $57.9 million in the prior-year period. Revenue from Triton, which was acquired on Nov. 30, was $3.3 million.

Expenses for National Media were $78.5 million, up from $55.3 million in the prior-year period. The increase is primarily driven by continued investment in Newsy and Stitcher.

Segment profit was $7 million, compared to $2.7 million in the 2017 quarter.

Financial condition
During the fourth quarter of 2018, we completed the sale of our radio business through four transactions totaling $83.5 million.

On Dec. 31, cash and cash equivalents totaled $107 million while total debt was $696 million.

The company repurchased about 123,000 shares for $2.1 million and also made dividend payments totaling $4 million during the fourth quarter.

Year-to-date results
The following comparisons are for the period ending Dec. 31, 2018:

In 2018, company revenue was $1.2 billion, which compares to revenue of $877 million in 2017. Retransmission and carriage revenue increased $44.7 million. Political advertising was $140 million in 2018 compared to $8.7 million in 2017. Revenue from Katz for the year-to-date period of 2018 was $186 million compared to $41 million for the one quarter we owned Katz in 2017. Katz was acquired on Oct. 2, 2017.

Costs and expenses for segments, shared services and corporate were $1 billion, an increase of $218 million, primarily driven by higher network programming fees and the acquisition of Katz.

Income from continuing operations was $56.1 million or 68 cents per share. Pre-tax costs for the current year included the non-cash write-off of “Pickler & Ben,” $8.9 million of restructuring charges and $4.1 million of acquisition and related integration costs. In the prior year, the loss from continuing operations was $12 million or 13 cents per share. Pre-tax activity in the 2017 period included a $35.7 million non-cash charge to write down goodwill and intangible assets at Cracked, a $2.4 million non-cash charge to interest expense to write off deferred costs associated with debt refinancing, $4.4 million of restructuring charges, and $11.6 million of other income associated with the gain on Scripps’ 5 percent interest in Katz, the sale of our newspaper syndication business and an adjustment to the purchase price earnout for Midroll Media.

In 2018, the loss from discontinued operations included non-cash charges of $25.9 million to write down the assets of our radio business to fair value.

Looking ahead
Comparisons are to the same periods of 2018.

First-quarter 2019
Local Media revenue	Up mid-single digits
Retransmission revenue	Up high teens
Local Media expense	Up mid-single digits
National Media revenue	In the low-to-mid $80 million range
National Media expense	About $80 million
Shared services and Corporate	About $14 million
Interest expense	About $9 million
Pension expense	About $2 million
Capex	In the high-single-digit millions
Depreciation & amortization	About $18 million

Conference call

The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 288-0337 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11:30 a.m. Eastern time March 1 until 11:59 p.m. March 8. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 462637.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 36 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher; the fast-growing national broadcast networks Bounce, Grit, Escape and Laff; and Triton, the global leader in digital audio technology and measurement services. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017

Operating revenues	$368,113	$261,746	$1,208,425	$876,972
Segment, shared services and corporate expenses	(275,925)	(226,923)	(1,000,189)	(782,209)
Acquisition and related integration costs	(3,792)	—	(4,124)	—
Restructuring costs	(1,911)	(2,015)	(8,911)	(4,422)
Depreciation and amortization of intangible assets	(17,587)	(14,926)	(63,987)	(56,343)
Impairment of goodwill and intangible assets	—	—	—	(35,732)
Gains (losses), net on disposal of property and equipment	(1,105)	7	(1,255)	(169)
Operating expenses	(300,320)	(243,857)	(1,078,466)	(878,875)
Operating income (loss)	67,793	17,889	129,959	(1,903)
Interest expense	(9,143)	(8,534)	(36,184)	(26,697)
Defined benefit pension plan expense	(13,446)	(3,627)	(19,752)	(14,112)
Miscellaneous, net	687	5,225	152	10,636
Income (loss) from continuing operations before income taxes	45,891	10,953	74,175	(32,076)
(Provision) benefit for income taxes	(9,938)	507	(18,098)	20,054
Income (loss) from continuing operations, net of tax	35,953	11,460	56,077	(12,022)
Income (loss) from discontinued operations, net of tax	(13,974)	(5,999)	(36,328)	(2,595)
Net income (loss)	21,979	5,461	19,749	(14,617)
Loss attributable to noncontrolling interest	—	(1,511)	(632)	(1,511)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$21,979	$6,972	$20,381	$(13,106)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.44	$0.16	$0.68	$(0.13)
Income (loss) from discontinued operations	(0.17)	(0.07)	(0.44)	(0.03)
Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.27	$0.09	$0.24	$(0.16)

Diluted weighted-average shares outstanding	81,348	81,792	81,927	82,052
See notes to results of operations.
Net income per share amounts may not foot since each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions. We report our financial performance based on the following segments: Local Media, National Media, Other.
Our Local Media segment includes our local broadcast stations and their related digital operations. It is comprised of fifteen ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have two MyTV affiliates, one CW affiliate, two independent stations and four Azteca America Spanish-language affiliates. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as YouTubeTV, DirectTV Now and Sony Vue.

Our National Media segment includes our collection of national brands. Our national media brands include Katz, Stitcher and its advertising network Midroll Media (Midroll), Newsy, Triton and other national brands. These operations earn revenue primarily through the sale of advertising.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Local Media	$281,439	$202,377	39.1%	$917,480	$778,376	17.9%
National Media	85,462	57,934	47.5%	286,170	93,141
Other	1,212	1,435	(15.5)%	4,775	5,455	(12.5)%
Total operating revenues	$368,113	$261,746	40.6%	$1,208,425	$876,972	37.8%

Segment profit (loss):
Local Media	$98,716	$45,431		$251,119	$156,890	60.1%
National Media	7,010	2,667		13,920	(9,260)
Other	(519)	(123)		(3,680)	(2,361)	55.9%
Shared services and corporate	(13,019)	(13,152)		(53,123)	(50,506)	5.2%
Acquisition and related integration costs	(3,792)	—		(4,124)	—
Restructuring costs	(1,911)	(2,015)		(8,911)	(4,422)
Depreciation and amortization of intangible assets	(17,587)	(14,926)		(63,987)	(56,343)
Impairment of goodwill and intangible assets	—	—		—	(35,732)
Gains (losses), net on disposal of property and equipment	(1,105)	7		(1,255)	(169)
Interest expense	(9,143)	(8,534)		(36,184)	(26,697)
Defined benefit pension plan expense	(13,446)	(3,627)		(19,752)	(14,112)
Miscellaneous, net	687	5,225		152	10,636
Income (loss) from continuing operations before income taxes	$45,891	$10,953		$74,175	$(32,076)

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Core advertising	$119,025	$129,991	(8.4)%	$465,275	$492,633	(5.6)%
Political	82,116	3,396		139,600	8,651
Retransmission	77,855	63,496	22.6%	301,411	259,499	16.2%
Other	2,443	5,494	(55.5)%	11,194	17,593	(36.4)%
Total operating revenues	281,439	202,377	39.1%	917,480	778,376	17.9%
Segment costs and expenses:
Employee compensation and benefits	75,647	71,770	5.4%	292,079	287,758	1.5%
Programming	56,046	48,959	14.5%	219,690	186,116	18.0%
Impairment of programming assets	8,920	—		8,920	—
Other expenses	42,110	36,217	16.3%	145,672	147,612	(1.3)%
Total costs and expenses	182,723	156,946	16.4%	666,361	621,486	7.2%
Segment profit	$98,716	$45,431		$251,119	$156,890	60.1%

Operating results for National Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Katz	$49,668	$40,975	21.2%	$185,852	$40,975
Stitcher	16,716	10,182	64.2%	51,063	31,199	63.7%
Newsy	9,244	3,128		24,588	10,089
Triton	3,292	—		3,292	—
Other	6,542	3,649	79.3%	21,375	10,878	96.5%
Total operating revenues	85,462	57,934	47.5%	286,170	93,141
Segment costs and expenses:
Employee compensation and benefits	16,787	11,784	42.5%	58,033	31,121	86.5%
Programming	36,085	29,593	21.9%	131,063	42,489
Other expenses	25,580	13,890	84.2%	83,154	28,791
Total costs and expenses	78,452	55,267	42.0%	272,250	102,401
Segment profit (loss)	$7,010	$2,667		$13,920	$(9,260)

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$107,114	$148,699
Other current assets	363,903	320,831
Assets held for sale	—	136,004
Total current assets	471,017	605,534
Investments	7,162	7,699
Property and equipment	237,927	209,995
Goodwill	834,013	755,949
Other intangible assets	478,953	425,975
Programming (less current portion)	75,333	85,269
Miscellaneous	25,656	39,127
TOTAL ASSETS	$2,130,061	$2,129,548

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,919	$23,647
Unearned revenue	11,459	7,353
Current portion of long-term debt	3,000	5,656
Accrued expenses and other current liabilities	156,681	154,596
Liabilities held for sale	—	19,536
Total current liabilities	198,059	210,788
Long-term debt (less current portion)	685,764	687,619
Other liabilities (less current portion)	320,073	293,656
Total equity	926,165	937,485
TOTAL LIABILITIES AND EQUITY	$2,130,061	$2,129,548

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2018	2017	2018	2017

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations, net of tax	$35,953	$11,460	$56,077	$(12,022)
Loss attributable to noncontrolling interest	—	1,511	632	1,511
Less income allocated to RSUs	(544)	(194)	(908)	—
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$35,409	$12,777	$55,801	$(10,511)
Denominator
Basic weighted-average shares outstanding	80,669	81,792	81,369	82,052
Effective of dilutive securities:
Stock options and restricted stock units	679	—	558	—
Diluted weighted-average shares outstanding	81,348	81,792	81,927	82,052
Anti-dilutive securities (1)	—	1,220	—	1,220

(1)	Amount outstanding at Balance Sheet date, before application of the treasury stock method and not weighted for period outstanding.